Exhibit 10.31

AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

Dated as of March 30, 2012
among
ALLIANCE ONE INTERNATIONAL, INC.
as Seller,
FINACITY RECEIVABLES 2006-2, LLC
as Purchaser
and
FINACITY CORPORATION,
as Administrator

ii

SCHEDULE I	Schedule of Definitions

ANNEXES
ANNEX A	Form of Purchase Confirmation
ANNEX B	Forms of Period Reports

iii

Amended and restated
RECEIVABLES PURCHASE AGREEMENT

dated as of March 30, 2012
PRELIMINARY STATEMENTS
WHEREAS, Alliance One International, Inc., a Virginia corporation, as seller (the “Seller”), Finacity Receivables 2006-2, LLC, a special purpose Delaware limited liability company, as purchaser (the “Purchaser”) and Finacity Corporation, a Delaware corporation, as Administrator (the “Administrator”), previously entered into the Receivables Purchase Agreement dated as of March 23, 2010 and the First Amendment to Receivables Purchase Agreement dated as of June 28, 2011 (as so amended, supplemented or otherwise modified, the “Original Agreement”); and
WHEREAS, subject to and upon the terms and conditions set forth herein, the parties desire to (i) make certain amendments to the Original Agreement and (ii) for the sake of clarity and convenience, amend and restate the Original Agreement in the form of this Agreement in its entirety;
NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01Certain Defined Terms. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings specified in Schedule I hereto or, if not specified therein, in the Receivables Sale Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
Section 1.02    Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States.
ARTICLE II
AMOUNTS AND TERMS OF PURCHASES
Section 2.01    Facility. On the terms and conditions hereinafter set forth, the Seller may offer to sell to the Purchaser certain Receivables relating to Obligors originated by it from time to time, and the Purchaser shall purchase from the Seller the Eligible Receivables offered for sale by the Seller, subject to the terms of this Agreement and in each case during the period from the Closing Date to the Facility Termination Date.
Section 2.02    Termination and Renewal of Facility. The Seller may, upon at least 30 calendar days' prior notice to the Purchaser, terminate the Facility in whole or from time to time reduce in part the unused portion of the Facility Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof. Subject to the foregoing termination right, the Scheduled Facility Termination Date will be extended for incremental periods of 364 days, if the Purchaser and the Seller receive a written notice to that effect from the Agent and the Funding Interest

Agents under the Receivables Sale Agreement (given not more than 90 nor less than 30 days prior to the then existing Scheduled Facility Termination Date).
Section 2.03    Making Purchases.
(a)    Initial and Subsequent Purchase. As frequently as each Business Day from the Closing Date until the Facility Termination Date, the Seller may deliver to the Purchaser and the Administrator information pertaining to invoices evidencing Receivables (or comparable data) relating to Obligors originated by the Seller offered for sale hereunder and which have not previously been sold to the Purchaser, such information to be submitted electronically in the manner and format set forth in the Servicing Agreement. Subject to the terms hereof, such offered Receivables will be purchased (subject to satisfaction of the conditions precedent set forth herein) if the related information has been submitted to the Purchaser and the Administrator at least three Business Days (or such shorter period as agreed by the Administrator, on behalf of the Purchaser) prior to the proposed date of such Purchase, which shall be the Tuesday of each week, unless the parties hereto upon mutual agreement designate another date as such (or if such date is not a Business Day, the next succeeding Business Day) during the period from the Closing Date to the Facility Termination Date. Within one Business Day prior to the proposed Purchase Date, the Administrator on behalf of the Purchaser, shall send to the Seller a Purchase Confirmation with the details of the Receivables to be purchased on such date, including the Total Purchase Price payable by the Purchaser therefor, and such other matters as set forth in the form of Purchase Confirmation attached hereto as Annex A. Additional Purchase Dates may be designated by the parties hereto upon mutual agreement. Upon execution of the Purchase Confirmation by the Seller and the satisfaction of the applicable conditions set forth in Article III, the Seller shall have transferred the Receivables to the Purchaser as of such Purchase Date (each such Receivable, a “Sold Receivable”).
(b)    Consideration and Payment of Cash Purchase Price and Deferred Purchase Price. The Purchaser shall pay the following consideration to the Seller for each Purchase of Receivables purchased by the Purchaser hereunder: (i) on the Purchase Date, the Cash Purchase Price by a deposit in same day funds to the Seller's account designated by the Seller; and (ii) on each Settlement Date, the Deferred Purchase Price in accordance with the provisions of Section 2.05. For each Purchase, the sum of the Cash Purchase Price (if any) and the Deferred Purchase Price equals the Total Purchase Price. Payment to the Seller of the Deferred Purchase Prices shall be made only on a Settlement Date, shall be deferred and subordinated in accordance with and pursuant to the priority of payments set forth herein under Section 2.05 and shall be conditional upon any Collections remaining after payment of or provision for items payable in priority to the payment of the Deferred Purchase Prices.
(c)    Deferred Purchase Price Ledger. The Administrator shall, on behalf of the Purchaser, keep a ledger with appropriate entries crediting additional Deferred Purchase Prices to the outstanding balance of the aggregate Deferred Purchase Prices, and debiting such balance by the amount of any payments of Deferred Purchase Prices.
(d)    Ownership of Receivables and Related Security. On each Purchase Date, after giving effect to the Purchase on such date, the Purchaser shall own all Receivables sold by the Seller pursuant to this Agreement as of such date (including outstanding Receivables which have been previously sold to the Purchaser hereunder). The Purchase of any Receivable shall include all Related Security, Collections and proceeds with respect to such Sold Receivable.
Section 2.04    Collection Account; Collections; Deemed Collections; Repurchase of Certain Receivables.

(a)    The Purchaser has established the Collection Accounts in New York, which shall be under the sole ownership and control of the Purchaser and its assignees. The Administrator shall provide to the Seller read-only access to the Collection Account information. The Seller agrees to instruct each Obligor to remit all payments in respect of Sold Receivables to the Collection Account (or into any other account designated by the Agent). If Collections of Sold Receivables have been deposited into an account of (or are otherwise paid to or for the account of) the Seller or its Affiliates, the Seller shall hold such Collections for the Purchaser and deposit within two Business Days of identification into the Collection Account (or into any other account designated by the Agent), such Collections of Sold Receivables received by the Seller or any of its Affiliates.
(b)    In the event that any party determines that collections which are not Collections of Sold Receivables have been deposited into the Collection Account, such party shall so advise the other party and, within two Business Days following such identification and confirmation in accordance with the Credit and Collection Policy, the Administrator, on behalf of the Purchaser, shall remit, or shall cause to be remitted to the Seller, all collections so deposited which are identified, to the Purchaser's reasonable satisfaction, to be collections of Receivables but which are not, pursuant to the terms hereof, deemed to be Collections on Sold Receivables.
(c)    To the extent that the Outstanding Balance of any Sold Receivable is reduced or adjusted after the Purchase Date as a result of any Dilution, in order to cure such breach and any Dilution, the Seller shall be deemed to have received on such day a Collection of such Sold Receivable in the amount equal to the amount of such Dilution, as applicable. The Seller shall pay to the Purchaser on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection; provided that the Administrator, on behalf of the Purchaser, may net such amounts due against the Cash Purchase Price, Deferred Purchase Price or other amounts payable to the Seller, as Seller or as Servicer.
(d)    Upon discovery by the Seller or the Purchaser of a breach of any of the representations and warranties made by the Seller in Section 4.01(e) or 4.01(g) (other than with respect to Related Security in the form of a letter of credit) or the covenants in Section 5.01(d) or 5.01(j)(i)(B) with respect to any Sold Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery. The Seller shall, upon not less than two Business Days' notice from the Purchaser or its assignee or designee, repurchase such Sold Receivable on the next succeeding Settlement Date for a repurchase price equal to the Total Purchase Price (without regard to any Capital Deficiency on the original purchase date) paid for such Sold Receivable, less any Collections received with respect to such Sold Receivable; provided that the Administrator, on behalf of the Purchaser, may net such amounts due against Cash Purchase Prices, Deferred Purchase Prices or other amounts otherwise payable to the Seller, as Seller or as Servicer. Each repurchase of a Sold Receivable shall include the Related Security, Collections and proceeds with respect to such Sold Receivable, and the Purchaser and the Seller shall execute a purchase confirmation with the information specified in the form of Annex A. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Sold Receivable. Upon such repurchase, ownership of the Sold Receivable shall revert to the Seller and such Receivable shall no longer be deemed to be a Sold Receivable, but Purchaser's liability for any unpaid Deferred Purchase Price in respect of such repurchased Receivable shall be extinguished.
(e)    Except as provided in Section 2.04(c) or 2.04(d) or as otherwise required by applicable law or the relevant Contract, Collections received from, on behalf of or with respect to, an Obligor in respect of Sold Receivables (including Collections received after an Obligor has been removed from the Annex of approved Obligors) may be applied by the Administrator to the Sold

Receivables of such Obligor in the order of the age of such Sold Receivables pertaining to such Obligor, starting with the oldest such Sold Receivables.
(f)    At any time on or after the date upon which the outstanding balance of Sold Receivables is less than 5% of the maximum outstanding balance of Sold Receivables previously outstanding hereunder, the Seller, in its capacity as Servicer, may repurchase such remaining Sold Receivables from the Purchaser at a price equal to the amounts necessary to effect a prepayment of the Aggregate Investment and all other amounts owed under Section 1.7 of the Receivables Sale Agreement. The Seller, in its capacity as Servicer, shall give the Purchaser and the Administrator, five Business Days' notice of such repurchase.
Section 2.05    Settlement Procedures.
(a)    On each applicable Settlement Date as set forth below prior to the Facility Termination Date, all Collections and any proceeds of fundings under the Receivables Sale Agreement deposited into the Collection Account during the preceding Settlement Period shall be applied where applicable by the Administrator (or, if the Agent is then in control of any Collections, by the Agent) in the following order:
(i)    on the last Settlement Date of each month, to the Servicer, an amount equal to the Servicer Fee and all other amounts due and payable on such date;
(ii)    on the last Settlement Date of each month, to the Administrator, an amount equal to the Liability Management Fee due and payable on such date;
(iii)    on each Settlement Date, to the Funding Interest Holders, pro rata, all Funding Charges and Discount due and payable on such date;
(iv)    on the last Settlement Date of each month, to the Funding Interest Holders, Funding Interest Agents and the Agent, pro rata, all fees due and payable on such date;
(v)    on each Settlement Date, to the Agent and the Funding Interest Agents, pro rata, any other amounts due and payable to the Agent and the Funding Interest Agents under the Transaction Documents;
(vi)    on each Settlement Date, to the Funding Interest Holders, pro rata, all other amounts due and payable to the Funding Interest Holders under the Transaction Documents (including the principal amount of any Investment due and owing);
(vii)    on each Settlement Date, to the Purchaser, all Incidental Expenses then due and payable;
(viii)    on each Settlement Date, to the Seller, the Cash Purchase Prices due for a Reinvestment Purchase on such date;
(ix)    on each Settlement Date, to any other Person (other than the Purchaser, the Seller, the Administrator or the Servicer) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full;

(x)    on each Settlement Date, to the Seller, any outstanding Deferred Purchase Prices;
(xi)    on each Settlement Date, to the Servicer, any Additional Servicing Fee due and payable on such date; and
(xii)    on each Settlement Date, any remaining amounts, to the Purchaser.
(b)    On each day during any Interim Liquidation and on and after the Facility Termination Date, all Collections received on such day shall be allocated as follows:
(i)    first, to the Servicer until all amounts then due and payable to the Servicer under this Agreement and the Transaction Documents have been paid in full (except for any Additional Servicing Fee then due and owing);
(ii)    second, to the Administrator, any Liability Management Fee then due and payable;
(iii)    third, to the Agent until all reasonable costs of collection, administration and enforcement of this Agreement owed to the Agent for its own account have been paid in full;
(iv)    fourth, to the Funding Interest Holders, pro rata, until all Investments, Funding Charges, if any, and Discounts owed but not already paid to such Funding Interest Holders have been paid in full;
(v)    fifth, to the Purchaser, all Incidental Expenses then due and payable;
(vi)    sixth, to any other Person (other than the Purchaser, the Seller, the Administrator or the Servicer) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full;
(vii)    seventh, to the Seller, the outstanding Deferred Purchase Prices;
(viii)    eighth, to the Servicer, any Additional Servicing Fee; and
(ix)    ninth, any remaining amounts to the Purchaser.
Section 2.06    Payments and Computations, Etc.
(a)    All amounts to be paid or deposited by the Seller hereunder shall be paid or deposited by wire transfer initiated by the Seller no later than 12:00 noon (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time.
(b)    The Seller shall pay to the Purchaser, to the extent permitted by law, interest on any amount not paid or deposited by the Seller when due hereunder at an interest rate per annum equal to the Default Rate, payable on demand.
(c)    All amounts to be paid or deposited by the Purchaser hereunder shall be paid or deposited by wire transfer initiated by the Purchaser no later than 10:30 A.M. (New York City time) on the day when due in same day funds to an account or accounts designated by the Seller from time to time.

Section 2.07    360 Day Year. All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day in the same amount as would have been due had the due date been a Business Day.
ARTICLE III
CONDITIONS OF PURCHASES
Section 3.01    Conditions Precedent to Initial Purchase from the Seller. The initial Purchase of Receivables from the Seller hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:
(a)    A certificate of an officer of the Seller certifying (i) copies of the resolutions of the Board of Directors of the Seller authorizing this Agreement and the related transactions and copies of all documents evidencing other necessary company action and governmental approvals, if any, with respect to this Agreement and the related transactions, (ii) the certificate of incorporation and organizational bylaws of the Seller, and (iii) the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.
(b)    An opinion of New York counsel for the Seller, including a favorable opinion as to the “true sale” of the Sold Receivables contemplated hereunder.
(c)    A copy of the Policy, along with an opinion of counsel to the Insurer.
(d)    Payment of Underwriting and Transaction Costs.
Section 3.02    Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:
(a)    with respect to any such Purchase, on or prior to the date of such Purchase, the Seller and the Purchaser shall have executed a fully completed Purchase Confirmation or other written report identifying, among other things, the list of Eligible Receivables to be included in such Purchase, and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;
(b)    the Seller shall have marked its records to indicate that the Sold Receivables, the Related Security and the Collections with respect thereto, have been sold in accordance with this Agreement;
(c)    on the date of such Purchase the following statements shall be true (and the Seller, by accepting the Cash Purchase Price and Deferred Purchase Price as consideration for such Purchase, shall be deemed to have certified that):
(i)    the representations and warranties contained in Section 4.01 and the related Purchase Confirmation are correct on and as of the date of such Purchase as though made on and as of such date,

(ii)    no event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination;
(d)    after giving effect to such Purchase, all Other Amounts owing to the Purchaser have been paid;
(e)    the Facility Termination Date shall not have occurred;
(f)    such Purchase (when aggregated with all other outstanding and concurrent Purchases hereunder by the Purchaser and all other outstanding and concurrent purchases under each other Transaction Document providing for the purchase of Receivables by the Purchaser from any Affiliate of the Seller) shall not cause the Facility Limit or any Obligor Limit to be exceeded; and
(g)    the Purchaser shall have received such other approvals, opinions or documents as the Purchaser shall have been reasonably required by a funding source to request.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Seller. On the Closing Date, as well as on each Purchase Date, the Seller represents and warrants as follows:
(a)    The Seller is a corporation duly organized and validly existing under the laws of the State of Virginia, and is duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where failure to so qualify would not be likely to materially adversely affect the Purchaser's rights hereunder.
(b)    The execution, delivery and performance by the Seller of this Agreement and the other documents to be delivered by it hereunder, including the Seller's sale of Receivables hereunder and the Seller's use of the proceeds of Purchases, (i) are within the Seller's powers, (ii) have been duly authorized by all necessary company action, (iii) do not contravene (1) the Seller's organizational documents, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction (except as otherwise provided in Section 5.01(j)(i)(B)) binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of the Seller's interest in the Sold Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by the Seller.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be obtained, taken, given or made by the Seller for the due execution, delivery and performance by the Seller of this Agreement or any other document to which it is a party to be delivered by it hereunder.
(d)    This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally.
(e)    Each Receivable sold hereunder is an Eligible Receivable.

(f)    No proceeds of any Purchase will be used, directly or indirectly by the Seller, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
(g)    Sales of Sold Receivables by the Seller pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Sold Receivables to the Purchaser, enforceable against creditors of, and purchasers from, the Seller. The Seller shall have no remaining property interest in any Sold Receivable, Related Security or Collections. Immediately prior to the sale of each Sold Receivable hereunder, the Seller is the legal and beneficial owner of each such Sold Receivable, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by or on behalf of the Purchaser). When the Purchaser makes a Purchase it shall acquire valid and perfected first priority ownership of each Sold Receivable, Related Security and the Collections with respect thereto free and clear of any Adverse Claim arising as the result of any action taken or not taken by the Seller, and no effective financing statement or other instrument similar in effect covering any Sold Receivable, any interest therein, the Related Security or the Collections with respect thereto is on file in any recording office except such as may be filed in favor of the Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by or on behalf of the Purchaser.
(h)    All information and each report, exhibit, financial statement, document, book, record or report furnished or to be furnished in writing at any time by the Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Purchaser at such time) as of the date so furnished (and does not omit any information necessary to make the information contained therein not misleading under the circumstances).
(i)    The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records or has access to such records concerning the Sold Receivables are located at the addresses referred to in Section 5.01(b). The Seller's chief executive office and principal place of business has not changed within the past 12 months.
(j)    The Seller is not known by and does not use any tradename or doing-business-as name, except for Dimon International AG, Intabex SA, Carrington Michaux, Trans-Continental Leaf Tobacco Corporation Ltd, Trans-Continental Leaf Tobacco Corporation AG (TCLTC AG), W.A. Adams Company and Trans-Continental Leaf Tobacco Corporation SA.
(k)    There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, or any of its properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller or on the collectability of a material portion of the Sold Receivables or (ii) involve this Agreement or any transaction contemplated hereby. The Seller is not in default of any contractual obligation or in violation of any order, rule or regulation of any governmental authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller or (ii) the insurance of any Eligible Receivables under the Policy.
(l)    The balance sheets of the Seller and its consolidated Subsidiaries as at December 31, 2011, and the related statements of income and retained earnings of the Seller and its consolidated Subsidiaries as of and for the fiscal year then ended, copies of which have been furnished to the Purchaser, fairly present the financial condition of the Seller and its consolidated Subsidiaries as at such date and the results of the operations of the Seller and its consolidated Subsidiaries for the period ended on such date, prepared on a basis consistent with generally accepted accounting principles consistently applied. From December 31, 2011 to the date of this Agreement, other than as publicly disclosed by the Seller in SEC filings on Form 8K, Form 10‑Q and amendments to Form 10‑Q made prior to the date of this Agreement, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller (it being understood that (i) a change in the debt ratings of the Seller does not, in and of itself, constitute a material adverse change and (ii) this representation is made only as of the date of this Agreement).
(m)    There is no pending or, to the best knowledge of the Seller, threatened action or proceeding affecting the Seller or any of its Subsidiaries before any court, governmental agency or arbitrator which is reasonably likely to have a material adverse effect, except as disclosed in the financial statements or filings referred to in Section 4.01(l).
(n)    No transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(o)    All financing statements necessary in order to perfect the Purchaser's ownership interest in the Receivables have been prepared and filed.
(p)    The sales of Receivables by the Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Seller. Each such sale has been made for “reasonably equivalent value” (as such term is used in Section 548 of the United States Bankruptcy Code) and not for or on account of “antecedent debt”(as such term used in Section 547 of the United States Bankruptcy Code) owed by the Seller to the Purchaser.
(q)    In selecting the Eligible Receivables to be sold hereunder, the Seller has not used any selection criteria that are materially adverse to the Purchaser or its assignees.
Section 4.02    Representations and Warranties of the Purchaser. On the Closing Date, as well as on each Purchase Date, the Purchaser represents and warrants as follows:
(a)    The Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where failure to so qualify would not be likely to materially adversely affect Purchaser's rights hereunder.
(b)    The execution, delivery and performance by the Purchaser of this Agreement and the other documents to be delivered by it hereunder, including the Purchaser's purchase of Receivables hereunder and the Purchaser's payment of the Total Purchase Price for Purchases, (i) are within the Purchaser's company powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Purchaser's organizational documents, (2) any law, rule or regulation applicable to the Purchaser, (3) any contractual restriction binding on or affecting the Purchaser or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Purchaser or its property. This Agreement has been duly executed and delivered by the Purchaser.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Purchaser of this Agreement or any other document to be delivered by it hereunder.

(d)    This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally.
ARTICLE V
COVENANTS
Section 5.01    Covenants of the Seller. From the date hereof until the first day following the Facility Termination Date on which all of the Sold Receivables are collected in full:
(a)    Compliance with Laws, Etc. The Seller will comply in all respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules, regulations and orders, or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectability of the Sold Receivables or the ability of the Seller to perform its obligations under this Agreement.
(b)    Offices, Records, Name and Organization. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records or has access to such records concerning the Sold Receivables at the addresses of the Seller set forth in Section 9.02, or, upon 30 days' prior written notice to the Purchaser, at any other locations within the United States. The Seller will not change its name or its jurisdiction of organization, unless (i) the Seller shall have provided the Purchaser with at least 30 days' prior written notice thereof and (ii) no later than the effective date of such change, all actions required to be taken by the Seller under Section 5.01(j) shall have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Sold Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Sold Receivables (including, without limitation, records adequate to permit the daily identification of each new Sold Receivable and all Collections of and adjustments to each existing Sold Receivable). The Seller shall make a notation in its records relating to Sold Receivables to indicate that such Sold Receivables have been sold to the Purchaser hereunder.
(c)    Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Sold Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Sold Receivable and the related Contract.
(d)    Sales, Liens, Etc. Except for the sales of Receivables contemplated herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Sold Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Sold Receivable are sent, or assign any right to receive income in respect thereof.
(e)    Nondisturbance of Sold Receivables. Except as permitted under the Servicing Agreement, the Seller will not modify the terms of any Sold Receivable, or amend, modify or waive any term or condition of any Contract related thereto in a way that would impair such Sold Receivable, or otherwise materially adversely interfere with the Purchaser's rights in the Sold Receivable.

(f)    Change in Business or Credit and Collection Policy. The Seller will not make any change in its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectability of the Sold Receivables or the ability of the Seller to perform its obligations under this Agreement, unless the Purchaser shall have consented to such change (such consent not to be unreasonably withheld).
(g)    Change in Payment Instructions to Obligors. The Seller will not make any change in its instructions to the Obligors regarding payments in respect of Sold Receivables to be made to the Collection Account unless the Administrator shall have consented to such change.
(h)    Deposits to the Collection Account. The Seller will instruct all Obligors to remit all their payments in respect of Sold Receivables into the Collection Account. If the Seller shall receive any Collections in respect of Sold Receivables directly, it shall comply with its obligations as set forth in Section 2.04(a).
(i)    Inspections. Subject to the confidentiality provisions of this Agreement, the Seller will, upon reasonable prior notice from the Purchaser or the Administrator, from time to time during regular business hours, as requested by the Administrator, the Insurer and/or the Purchaser or, subject to Section 9.03(a) hereof, its assigns, permit the Administrator, the Insurer and/or the Purchaser, or any of its agents, representatives or assigns, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Sold Receivables and the Related Security, including, without limitation, the related Contracts, except as otherwise provided in Section 5.01(j)(i)(B), and (ii) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Credit and Collection Policy, Sold Receivables and the Related Security, the Seller's performance hereunder or under the Contracts, with any of the officers or employees of the Seller having knowledge of such matters. Prior to an Event of Termination, the Seller shall be obligated to pay the cost of no more than one such inspection per year (such cost not to exceed $25,000 per year), and after an Event of Termination (other than under Section 7.01(f) or (h)), the Seller shall pay for all such inspections.
(j)    Further Assurances.
(i)    (A) The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents (including powers of attorney), and to take all further actions, that may be reasonably necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale of Receivables under this Agreement, or to enable the Administrator, Insurer and/or the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Administrator, the Insurer or the Purchaser or its assignee, (I) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable to perfect, protect or evidence such Sold Receivables; and (II) allow any of them to review and receive copies of all Contracts relating to the Sold Receivables and all records relating to such Contracts and the Sold Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment). (B) Notwithstanding anything herein to the contrary, if a Receivable arises under a Contract which contains any such provision purporting to limit the right to review the Contract, the Seller of such Receivable shall not be required to provide a copy of such Contract or to permit review or inspection thereof under this

Agreement; provided that the Seller covenants that it shall promptly provide the Insurer a copy of such Contract upon the Insurer's request in connection with any claim filing under the Policy for the related Receivable.
(ii)    The Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Sold Receivables and the Related Security, and the Collections with respect thereto.
(iii)    The Seller shall perform its obligations under the Contracts (if any) related to the Sold Receivables to the same extent as if the Sold Receivables had not been sold or transferred and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations.
(iv)    The Seller shall, promptly, after becoming aware of any event that has resulted in or would reasonably be expected to result in a material adverse change in the business, operations, property or financial or other condition of the Seller, notify the Purchaser and the Administrator of such event.
(v)    In the event that any Insolvency Event has occurred with respect to the Seller, the Seller shall immediately (and in any event within three Business Days) notify the Purchaser and the Administrator of such event.
(vi)    The Seller agrees that it shall not materially adversely disrupt or otherwise interfere with any permitted assignee or subrogee of the Purchaser (including, but not limited to, the Insurer) that seeks to effectuate its rights as assignee or subrogee.
(k)    Reporting Requirements. The Seller will provide to the Purchaser the following:
(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Seller, quarterly financial statements of the Seller and its consolidated Subsidiaries, prepared on a basis consistent with US GAAP;
(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the audited financial statements of the Seller, including the accompanying auditor's report thereon;
(iii)    as soon as possible and in any event within two Business Days after such officer obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination, a statement of a director of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken or proposes to take with respect thereto;
(iv)    promptly after the sending or filing thereof, copies of all reports that the Seller sends to any of its shareholders generally and if the Seller no longer is a public reporting company or is not filing the required reports, copies of all reports and registration statements (if any) (other than registration statements related to offerings to directors, officers or employees) that the Seller files with the Securities and Exchange Commission or any national securities exchange;

(v)    at least 30 days prior to any change in the Seller's name or the Seller's jurisdiction of incorporation, a notice setting forth the new name or state of incorporation and the effective date thereof; and
(vi)    such other information respecting the Sold Receivables or regarding the financial conditions, operations or business affairs of the Seller as the Purchaser may from time to time reasonably request.
(l)    Separate Conduct of Business. The Seller will: (i) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; and (ii) maintain (for at least two years after the termination of this Agreement), as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement (including information about the Obligors); and the Seller agrees that the Sold Receivables have been sold and are not available to pay its creditors.
(m)    Obligor Information. The Seller will, at its reasonable expense, promptly following a request by any of the Administrator, the Purchaser or its permitted assignees, provide written and other information (financial and otherwise) to such requesting party concerning the Obligors (or any thereof), to the extent such information is in the Seller's possession or readily available to it and the Seller is not restricted from providing such information under an applicable confidentiality obligation.
(n)    Obligor Insolvency Event. The Seller agrees that, following the Seller learning of the occurrence of any Insolvency Event with respect to any Obligor(s), the Seller will immediately (and in any event within five Business Days) notify the Purchaser and the Administrator of such event.
(o)    Notices. Immediately upon becoming aware of any of the following, the Seller will notify the Administrator and the Agent and provide a description of:
(i)    Ratings Downgrade. The occurrence of any downgrade in the long-term debt rating of Seller by any nationally recognized statistical rating organization;
(ii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller or the collectability or quality of a material portion of the Sold Receivables or relating to the Policy;
(iii)    Judgments. The entry of any judgment, award or decree against the Seller;
(iv)    Changes in Business. Any change in, or proposed change in, the character of the Seller's business that could impair the collectability or quality of any Sold Receivable or the coverage of any Sold Receivable under the Policy;
(v)    Policy. Copies of all notices and communications received by the Seller or the Administrator from the Insurer or sent by the Seller or the Administrator to the Insurer, in each case, relating to the Policy, including without limitation, any notice for any failure of the Insurer to make payment with respect to a claim submitted under the Policy.

(p)    Taxes. The Seller shall pay out of its own funds, without reimbursement, all costs and expenses relating to any stamp, documentary, excise, property or any similar tax levied in respect of Sold Receivables.
Section 5.02    Intention of the Parties; Security Interest. The Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the Seller to the Purchaser for all purposes, and as a factoring arrangement without recourse. The Seller and the Purchaser shall record each Purchase as a sale or purchase, as the case may be, on its books and records, and reflect each Purchase in its financial statements and tax returns as a sale or purchase, as the case may be, unless otherwise required by applicable accounting principles or tax regulations.
(a)     In the event that the conveyances hereunder are determined not to constitute a true and absolute sale of the Receivables, the Seller hereby grants to the Purchaser, for further assignment to the Agent (for its own benefit and for the ratable benefit of the Funding Interest Holders), a first priority security interest in all right, title and interest of the Seller in, to and under (whether such property is now owned or hereafter acquired by, or arising in favor of, the Seller and wheresoever such property may be located) all Sold Receivables, Related Security, Collections, the Policy, the Insurance Payments and the Blocked Accounts, and all proceeds of each of the foregoing, to secure the repayment of funds advanced hereunder by the Purchaser, Yield, fees and any other amounts owing hereunder by the Seller.
(b)    The Seller consents to the assignment by the Purchaser to the Agent (for the benefit of the Agent, Funding Interest Holders, Funding Interest Agents and any other Person to whom any amount is owed by the Purchaser), of all of the Purchaser's right, title and interest in, to and under the Servicing Agreement and this Agreement.
(c)    The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect the conveyances of Receivables hereunder.
(d)    This Agreement is a security agreement for purposes of the UCC. Upon the occurrence of a Termination Event, the Agent will have all rights and remedies of a secured party provided under the UCC after default as in effect in all applicable jurisdictions, subject to determination as to whether this Agreement relates to a sale of accounts or a pledge of such accounts.
Section 5.03    Covenants of the Purchaser. The Purchaser shall at all times comply in all material respects with all of its duties and obligations under and in connection with the Receivables Sale Agreement. The Purchaser agrees not to amend or consent to the amendment of the Receivables Sale Agreement in a manner which would have a material adverse effect on the Seller, unless the prior written consent of the Seller shall have been obtained (such consent not to be unreasonably withheld).
ARTICLE VI
ADMINISTRATION AND COLLECTION
Section 6.01    Designation of Administrator and Servicer. The servicing, administration and collection of the Sold Receivables shall be conducted in accordance with the Servicing Agreement and with the Credit and Collection Policy agreed to by the parties, by Finacity Corporation, as Administrator and Backup Servicer (or such successor Administrator and Backup Servicer as so designated by the Agent in accordance with the Receivables Sale Agreement) and by Alliance One

International AG, as Servicer (or such successor Servicer as so designated in accordance with the Servicing Agreement).
Section 6.02    Administrator Reports. The Administrator shall prepare and forward to the Purchaser, the Seller and the Agent Period Reports in the forms of Annex B hereto on the tenth day of each month, or if not a Business Day, the next Business Day (for the monthly reports) and two Business Days prior to the Tuesday of each week (for the weekly reports).
Section 6.03    Certain Rights of the Purchaser.
(a)    The Purchaser may, at any time after an Event of Termination (other than under Section 7.01(f)  or (h)) give notice of ownership and/or direct the Obligors of Sold Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Sold Receivable shall be made directly to the Purchaser or its designee.
(b)    Except as otherwise provided in Section 5.01(j)(i)(B), (i) at Purchaser's request and at the Seller's expense, the Seller shall  assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Sold Receivables, and the Related Security, or that are otherwise necessary or desirable to collect the Sold Receivables, and shall make the same available to the Purchaser at the Seller's place of business and (ii) the Purchaser shall also have the right to receive from the Seller copies of all such documents, instruments and other records at any time.
Section 6.04    Seller Agreements.
(a)    Subject to the terms of the Servicing Agreement, the Seller authorizes the Purchaser to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable, in the reasonable determination of the Purchaser, to collect amounts due under the Sold Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Sold Receivables and enforcing the Sold Receivables and the Related Security.
(b)    The Purchaser shall not have any obligation or liability with respect to any Sold Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the Seller thereunder.
(c)    The Seller shall cooperate with the Purchaser, the Administrator and Insurer in collecting amounts due from Obligors in respect of the Sold Receivables. Seller shall designate an employee to act as a single-point-of-contact liaison, and inform the Administrator of any change in contact information.
ARTICLE VII
EVENTS OF TERMINATION
Section 7.01    Events of Termination. If any of the following events (“Events of Termination”) shall occur and be continuing:
(a)    The Seller shall fail to make any payment required under the Agreement when due and such failure shall remain unremedied for three Business Days; or

(b)    Any representation or warranty (other than those covered under Section 2.04(c) or 2.04(d)) made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement or any information or report delivered by the Seller pursuant to this Agreement shall have been incorrect or untrue in any material respect when made or deemed made or delivered; or
(c)    The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for twenty days (or with respect to any covenant contained in Section 5.01(a), (b), (h), (i), (j)(ii)-(vi), (k), (m), (n), (o) or (p), any such failure shall remain unremedied for five Business Days, or, with respect to any covenant contained in Section 5.01(d), (e), (g), (h) or (j)(i), upon such failure to so comply with such covenant), in each case upon the earlier of actual knowledge or after written notice thereof shall have been given to the Seller by the Purchaser, the Administrator or its assignees; or
(d)    Any Purchase of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim of the Seller, its receiver, conservator or trustee, or any of its creditors; or
(e)    The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller shall take any action to authorize any of the actions set forth above in this subsection (e); or
(f)    There is a “Termination Event” under the Receivables Sale Agreement;
(g)    There shall have occurred any material adverse change in the financial condition or results of operations of the Seller since December 31, 2011, or there shall have occurred any event which materially adversely affects the collectability of the Sold Receivables or the ability of the Purchaser to collect Sold Receivables; or
(h)    The failure of the Seller to maintain shareholder's equity of at least $100 million.
then, the Facility Termination Date shall have occurred automatically in the case of (e) above, and in any such other event, the Administrator, on behalf of the Purchaser may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred). Upon any such occurrence or declaration, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII
INDEMNIFICATION
Section 8.01    Indemnities by the Seller. Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns and transferees, including the Funding Interest Agents (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of any breach of this Agreement or the Servicing Agreement by the Seller, or the purchase of any Sold Receivables or in respect of any Sold Receivable or any Contract, including, without limitation, arising out of or as a result of:
(i)    any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or the Servicing Agreement which shall have been incorrect in any material respect when made or deemed made;
(ii)    the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Sold Receivable or the related Contract; or the failure of any Sold Receivable or the related Contract to conform to any such applicable law, rule or regulation;
(iii)    the failure to vest in the Purchaser valid and perfected ownership of the Receivables that are, or that purport to be, the subject of a Purchase under this Agreement and Collections in respect thereof, free and clear of any Adverse Claim;
(iv)    any claim resulting from the sale or purported sale of a Receivable notwithstanding any provision in the related Contract that requires the consent of the applicable Obligor to the transfer, sale or assignment of the rights to payment thereunder, or any other claim resulting from the sale of the goods and/or services related to such Receivable or the furnishing or failure to furnish such goods and/or services (except to the extent relating to collection activities with respect to such Receivable other than collection activities performed by the Seller as Servicer);
(v)    any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or the Servicing Agreement or to perform its duties or obligations under any Contract related to a Sold Receivable;
(vi)    any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract relating to a Sold Receivable;
(vii)    the commingling of Collections of Sold Receivables by the Seller or a designee of the Seller at any time with other funds of the Seller or an Affiliate of the Seller;
(viii)    any failure of the Seller to comply with its covenants contained in this Agreement or the Servicing Agreement;

(ix)    any Sold Receivable that is a Fraudulent Receivable;
(x)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or purports to be, the subject of a Purchase under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(xi)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or the purchase or contribution of any Sold Receivable or the use of proceeds of the Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract;
(xii)    any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Sold Receivable; or
(xiii)    any increased costs incurred by the Purchaser and imposed by its funding sources to compensate them for changes in capital requirements, indemnifiable taxes or interest rate index reserve requirements. The Purchaser agrees to request its funding sources to supply a certification as to the reasons for and calculation of the amount of any such increased costs under the Receivables Sale Agreement and to provide a copy of such certification to the Seller.
It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectability or payment of the Sold Receivables and (ii) that nothing in this Section 8.01 shall require the Seller to indemnify any Person (A) for damages, losses, claims or liabilities or related costs or expenses to the extent found in a judgment of a court of competent jurisdiction to have resulted from such Person's breach, gross negligence or willful misconduct, (B) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Sold Receivable or any Contract, to the extent such Person engages in a trade or business in the taxing jurisdiction or (C) for Indemnified Amounts to the extent directly and principally arising from legal proceedings against any Indemnified Party by a Person solely in its capacity as a security holder or creditor of such Indemnified Party.
Section 8.02    Costs, Expenses and Taxes.
(a)    In addition to the rights of indemnification granted under Section 8.01 hereof, and subject to the limitations in Section 5.01(i); the Seller agrees to pay on demand all costs and expenses in connection with the periodic inspections and the other activities contemplated in Sections 5.01 (i) and (j) of this Agreement.
(b)    On the initial Purchase Date, the Cash Purchase Price payable to the Seller for the related Purchase will be offset by the amount of the Underwriting and Transaction Costs, and any upfront premiums payable under the Policy, which shall be distributed by the Purchaser to the parties specified by the Administrator as soon as practicable on or after the initial Purchase Date.

ARTICLE IX
MISCELLANEOUS
Section 9.01    Amendments, Etc. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement or consent to any departure by either party therefrom shall be effective unless in a writing signed by the other party and consented to by the Agent and the Funding Interest Agents, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
Section 9.02    Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other parties hereto (it being understood that the effectiveness of any Purchase Confirmation requires the execution of written copies thereof).
(a)    if to the Seller: Alliance One International, Inc., 8001 Aerial Center Parkway, Post Office Box 2009, Morrisville, NC 27560-2009, Attn: Treasurer.
(b)    if to the Purchaser: Finacity Receivables 2006-2, LLC, c/o Finacity Corporation, 281 Tresser Blvd., 11th Floor, Stamford, CT 06901, Attention: Mike Rogers; Facsimile No.: 203-428-3904.
Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
Section 9.03    Binding Effect; Assignability.
(a)    This Agreement shall be binding upon and inure to the benefit of the Seller and the Purchaser and their respective successors and permitted assigns; provided, however, that neither party may assign its rights or obligations hereunder or any interest herein without the prior written consent of the other party. Notwithstanding the foregoing, the Seller acknowledges, agrees and consents to the further sale, pledge or other assignment of the Purchaser's rights hereunder to its funding sources or a collateral agent on behalf of the Purchaser and its assignees. In connection with any sale, pledge or assignment by the Purchaser of all or a portion of the Sold Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.
(b)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Sold Receivables are collected in full; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

Section 9.04    Taxes. The Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. All such amounts shall be without duplication to amounts otherwise payable hereunder.
Section 9.05    No Proceedings. The Seller hereby agrees that it will not institute against the Purchaser any proceeding of the type referred to in Section 7.01(e) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Sold Receivables are collected in full.
Section 9.06    Confidentiality. Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement and all documents, information and materials disclosed or delivered hereunder in communications with third parties and otherwise; provided that this Agreement may be disclosed to (i) any rating agency, (ii) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, and (iii) such party's legal counsel and auditors and the Purchaser's assignees, if they agree in each case to hold it confidential.
Section 9.07    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES).
Section 9.08    Third Party Beneficiary. Each of the parties hereto hereby acknowledges that the Purchaser's permitted assignees (including the Agent, the Funding Interest Agents and the Funding Interest Holders ), along with the Administrator and the Insurer shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser's rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.
Section 9.09    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 9.10    Original Agreement. This Agreement amends and replaces in its entirety the Original Agreement as of the date hereof. Reference to this Amended and Restated Receivables Purchase Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Agreement itself, or any communication issued or made pursuant to or with respect to the Original Agreement, any reference to the Original Agreement, or any predecessor agreement, being sufficient to refer to this Amended and Restated Receivables Purchase Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:	ALLIANCE ONE INTERNATIONAL, INC.

By: /s/ Joel Thomas
Name: Joel Thomas
Title: VP, Treasurer

By: /s/ B. Lynne Finney
Name: B. Lynne Finney
Title: Assistant Treasurer

PURCHASER:	FINACITY RECEIVABLES 2006-2, LLC

By: /s/ Michael D. Rogers
Name: Michael D. Rogers
Title: Secretary & Treasurer

ADMINISTRATOR:	FINACITY CORPORATION

By: /s/ Michael D. Rogers
Name: Michael D. Rogers
Title: EVP & Secretary

SCHEDULE I
DEFINITIONS
“Additional Servicing Fee” has the meaning set forth in the Servicing Agreement.
“Administrator” means Finacity Corporation, and any successor or assignee thereto, as Administrator under this Agreement, the Receivables Sale Agreement and the Servicing Agreement.
“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or similar claim, in, of or on such asset or property in favor of any other Person, except those created by the Transaction Documents.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agent” means NORDDEUTSCHE LANDESBANK GIROZENTRALE, and any successor thereto as administrative agent for the Funding Interest Holders.
“Agreement” means this Receivables Purchase Agreement, as amended from time to time.
“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close, (b) a holiday on the Federal Reserve calendar, (c) solely for matters relating to a Eurodollar Tranche under the Receivables Sale Agreement, a day on which dealings in Dollars are not carried on in the London interbank market and (d) solely for matters relating to any payment, report, notice or other communication to be made or furnished by the Administrator, a day on which the Administrator is not open for business in Stamford, Connecticut.
“Capital Deficiency” means, as of any date of determination, the amount, if any, by which the Investment (or, if a Termination Event exists, the Matured Aggregate Investment) plus the Aggregate Reserve (each as defined in the Receivables Sale Agreement) exceeds the Net Receivables Balance plus the Undistributed Collections (each as defined in the Receivables Sale Agreement).
“Cash Purchase Price” for any Purchase means an amount equal to (a) the lesser of (i) (x) the Outstanding Balance of all Eligible Receivables that are the subject of such Purchase as set forth in the Purchase Confirmation, multiplied by (y) the Discount Factor for such Cash Purchase Price and (ii) funds available for such purpose under Section 2.05, minus (b) the amount of any Capital Deficiency on such Purchase Date.
“Closing Date” means the date of this Agreement.
“Collection Account” means either of the two accounts in the name of the Purchaser (including all subaccounts created thereunder) and maintained with a financial institution approved by the Agent, for the purpose of receiving Collections of Sold Receivables.
“Collections” means with respect to any Sold Receivable, all cash collections and other cash proceeds of such Receivable (including all amounts on deposit in any account or subaccount maintained by the Purchaser), including, without limitation, all cash proceeds of Related Security with respect to such Receivable, amounts paid under the Policy, all funds advanced by the Servicer with respect to such Receivable (provided that any such advanced funds shall not reduce the Outstanding Balance thereof or otherwise affect the provisions for determining the status of such Receivable from time to time), and all funds deemed received by the Seller or any other Person as a Collection pursuant to Section 2.04, and shall include all interest income, if any, earned on any of the foregoing.
“Contract” means the invoice and any other agreement between the Seller and an Obligor with respect to any Sold Receivable pursuant to or under which such Obligor shall be obligated to pay for goods and/or services.
“Covered Receivable” means each Sold Receivable eligible for coverage under the Policy.
“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Administrator and the Servicer in effect on the date of this Agreement applicable to the Receivables and described in Annex A to the Servicing Agreement.
“Default Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to 2% over the applicable Purchaser Funding Rate.
“Defaulted Receivable” has the meaning set forth in the Receivables Sale Agreement.
“Deferred Purchase Price” means, for each Purchase, the portion of the Total Purchase Price exceeding the amount of the Cash Purchase Price under Section 2.03.
“Delinquent Receivable” has the meaning set forth in the Receivables Sale Agreement.
“Diluted Receivable” means a Receivable that has suffered a Dilution.
“Dilution” has the meaning set forth in the Receivables Sale Agreement.
“Discount Factor” means 82% for the Purchase of Receivables under this Agreement.
“Eligible Receivable” has the meaning set forth in the Receivables Sale Agreement.
“Event of Termination” has the meaning specified in Section 7.01.
“Facility” means the Purchaser's commitment to make Purchases of Receivables from the Seller from time to time pursuant to the terms of this Agreement.
“Facility Limit” means, when taken together with the aggregate facility limit under each other Transaction Document providing for the purchase of Receivables by the Purchaser from any Affiliate of the Seller, an amount not to exceed $250,000,000, subject to amendment from time to time in accordance with Section 2.02.
“Facility Termination Date” means the earliest of (i) the Scheduled Facility Termination Date, and (ii) the date of termination of the Facility pursuant to Section 7.01.
“Fraudulent Receivable” means a Receivable which does not represent a required payment obligation under a bona fide sale transaction.

“Funding Interest Agents” means each Purchaser Agent under, and as defined in, the Receivables Sale Agreement.
“Funding Interest Holders” means the Purchasers under, and as defined in, the Receivables Sale Agreement.
“Funding Source Fee Letter” means each fee letter under, and as defined in, the Receivables Sale Agreement.
“GAAP” shall mean generally accepted accounting principles for the United States of America, as used in, and applied on a basis consistent with, the audited financial statements of the Seller for the relevant fiscal year.
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
“Incidental Expenses” means incidental out-of-pocket expenses incurred by or on behalf of the Purchaser from time to time, including filing fees, accounting fees in connection with the preparation of the Purchaser's unaudited financial statements, bank fees in connection with the Collection Account, and independent director fees.
“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.
“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person.
“Indemnified Amounts” has the meaning specified in Section 8.01.
“Insolvency Event” means with respect to any entity:
(i)    a voluntary or involuntary petition for relief under Title 11 (including Chapters 7, 11 and 13) of the United States Bankruptcy Code or any analogous law is filed by or against an entity and, in the case of any such petition filed against it (but not filed by it), such petition shall remain undismissed or unstayed for a period of 60 days;
(ii)    a receiver, conservator or trustee is appointed for all, or any part, of the property of an entity, or an order for insolvency relief is entered;
(iii)    an entity, or a third party on behalf of an entity, makes a general offer of compromise, in writing, to all of its creditors for less than its indebtedness;

(iv)    possession is taken of an entity's assets under an assignment or deed of trust executed by the entity for the benefit of its creditors;
(v)    a creditors' committee is formed for the sole purpose of liquidation of such entity or a material portion of its assets;
(vi)    possession is taken of an entity's business assets under a chattel mortgage;
(vii)    an entity's assets are sold under a writ of execution or attachment, or a writ of execution is returned unsatisfied; or
(viii)    actions comparable to the above are taken on behalf of or at the sufferance of such entity.
“Insurer” means Zurich American Insurance Company, as provider of the Policy to the Purchaser, or any other provider of a similar policy.
“Obligor” means each Person obligated to make payment under a Receivable, and set forth on the schedule of buyers attached to the Policy on the Closing Date. The parties hereto may upon mutual agreement, subject to Section 9.01, add or remove an Obligor at any time.
“Obligor Limit” means the maximum aggregate Outstanding Balance permitted at any time for an Obligor, as set forth as the total limit on the schedule of buyers attached to the Policy on the Closing Date. The parties hereto may upon mutual agreement, subject to Section 9.01, amend an Obligor Limit at any time.
“Other Amounts” means, collectively, all amounts owed by the Seller to the Purchaser hereunder pursuant to Sections 2.04(a), 2.04(c), 2.04(d), 8.01 and 9.04, and all other amounts owed by the Purchaser under the Receivables Sale Agreement.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof less the amount of any discounts or rebates included in the Contract.
“Period Report” means a report relating to a weekly or monthly period in substantially the form of Annex B hereto and furnished by the Administrator to the Seller pursuant to Section 6.02.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Policy”, in respect of Covered Receivables, has the meaning set forth in the Receivables Sale Agreement.
“Purchase” means a purchase by the Purchaser of Receivables from the Seller pursuant to Article II.
“Purchase Confirmation” means the notice and request for Purchase, in the form attached hereto as Annex A.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II. The initial Purchase Date was April 30, 2010.
“Purchase Reserve” means, at any time, the cumulative total of all deductibles and coinsurance amounts under the Policy.
“Purchaser Funding Rate” means, in respect of each Purchase, the rate determined as the “CP Rate” under the Receivables Sale Agreement.
“Receivable” has the meaning set forth in the Receivables Sale Agreement.
“Receivables Sale Agreement” means the Second Amended and Restated Receivables Sale Agreement dated as of March 30, 2012 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time), among the Purchaser, the Servicer, each Bank Purchaser, Conduit Purchaser and Purchaser Agent from time to time party thereto, the Agent and the Administrator.
“Related Security” means with respect to any Sold Receivable:
(i)    all of the Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;
(ii)    all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;
(iii)    all letters of credit, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and
(iv)    all of the Seller's rights under the Contract to enforce the Sold Receivable and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor but excluding any computer programs and data processing software, that are subject to license agreements which prohibit any Seller, as licensee, from assigning an interest therein as contemplated by this Agreement.
“Scheduled Facility Termination Date” means the later of March 20, 2017 or any subsequent date to which the “Scheduled Facility Termination Date” has been extended in accordance with Section 2.02 of this Agreement.
“Servicer” means Alliance One International AG, in its capacity as Servicer under the Servicing Agreement, and any successor thereto.
“Servicer Fee” has the meaning set forth in the Servicing Agreement.
“Servicing Agreement” means the Second Amended and Restated Servicing and Administration Agreement, dated as of March 30, 2012 among Finacity Corporation, as Administrator and Backup Servicer, Finacity Receivables 2006-2, LLC, as Purchaser and the Seller, as Servicer, as it may be from time to time amended, amended and restated, supplemented or otherwise modified.

“Settlement Date” means (i) prior to the occurrence of an Event of Termination, each Tuesday (or if such day is not Business Day, the next Business Day) of each week, and (ii) after the occurrence of an Event of Termination, each Tuesday (or if such day is not Business Day, the next Business Day) of each week and each additional Business Day designated as such by the Agent.
“Settlement Period” means the period commencing on a Settlement Date (or, in the case of the first Settlement Period, commencing on the Closing Date) and ending on the next Settlement Date.
“Sold Receivable” has the meaning specified in Section 2.03(a).
“Subsidiary” means with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, by one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
“Total Purchase Price” means, for any Purchase, the portion of the Outstanding Balance of Receivables purchased on any Purchase Date multiplied by 90%.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Underwriting and Transaction Costs” means up-front fees and expenses of Finacity Corporation and the Purchasers (as specified in the Fee Letter) in connection with this Agreement, plus the fees and expenses of transaction counsel.
“Voting Stock” with respect to the stock of any person, means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than stock having such power only by reason of the occurrence of a contingency.

ANNEX A
FORM OF PURCHASE CONFIRMATION
[Letterhead of Purchaser]
Alliance One International, Inc.
[Address of Seller]

Dear Sir / Madam:
This Purchase Confirmation is delivered to you pursuant to Section 2.03 of the Amended and Restated Receivables Purchase Agreement, dated as of March 30, 2012 (the “Agreement”), among us, as Purchaser, you, as Seller, and Finacity Corporation, as Administrator. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
The Seller hereby sells and assigns to the Purchaser and, subject to the certification of the Seller below, the Purchaser hereby agrees to the Purchase of the Receivables set forth below on the Purchase Date set forth below, in accordance with the terms of the Agreement.
1.    Date of Purchase: [            ]
2.    Details of the Receivables to be Purchased on such date:
a.    Eligible Receivables, as set forth in Annex A-1 hereto.
b.    Copies of invoices relating to such Receivables have been delivered by you to us.
3.    Total Purchase Price for all Receivables: $ [                   ]; details of calculation as set forth in Annex A-2 hereto.
4.    Aggregate Cash Purchase Prices, Deferred Purchase Prices, Servicer Fees and Additional Servicing Fees to be paid.
FINACITY RECEIVABLES 2006-2, LLC
By Finacity Corporation, as Administrator

By:    __________________________
Name:
Title:
Facsimile:

In connection with this Purchase Confirmation, the Seller confirms the terms stated above (via the undersigned authorized signatory of Seller) and hereby certifies that:
1.    As of the date of Purchase set forth above, the Seller is in compliance with and has satisfied all of the conditions precedent to a Purchase contained in Article III of the Agreement that are applicable to Seller.
2.    The representations and warranties of the Seller contained in Section 4.01 of the Agreement (and the statements made in this Purchase Confirmation by the Seller) are correct on and as of the date of such Purchase as though made on and as of such date.
3.    No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination.
Accordingly, the Seller herewith transfers and assigns all of its rights in or pertaining to the Eligible Receivables as set forth and specified in Annex-1 hereto to the Purchaser
CERTIFIED AND DATED this [        ] day of [              ], [        ].
ALLIANCE ONE INTERNATIONAL, INC.

By:    __________________________
Name:
Title:

By:    __________________________
Name:
Title:

[Remark: the purchase confirmation should in all instances be issued and signed in duplicate, in any event both copies accompanied by the annex specifying the Eligible Receivables being sold and transferred and being initialed. Of the two copies completed and signed on behalf of the Purchaser and delivered to the Seller, both should be signed and initialed on behalf of the Seller and one original thus completed should be returned to or for account of the purchaser (with the other to be kept in the files of the Seller).]

Annex A-1
Eligible Receivables:

Obligor	Address	Outstanding Balance ($)	Terms (e.g. 180 Days)	Contract or Invoice

Annex A-2
Total Purchase Price

Aggregate of CPP, Deferred Purchase Prices, Servicer Fees and Additional Servicing Fees:

ANNEX B
FORM OF PERIOD REPORTS